UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 19, 2019

(Date of Report, Date of Earliest Event Reported)

COVIA HOLDINGS CORPORATION

(Exact Name of Registrant as Specified in Charter)

001-38510

(Commission File Number)

Delaware	13-2656671
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3 Summit Park Drive, Suite 700, Independence, Ohio	44131
(Address of Principal Executive Offices)	(Zip Code)

(800) 255-7263

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CVIA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 1.01Entry into a Material Definitive Agreement.

On August 19, 2019, Covia Holdings Corporation (“Company,” “we,” “us,” “our” or “registrant”) entered into the Amended and Restated Stockholders Agreement by and between SCR-Sibelco NV (“Sibelco”) and the Company (“Amended Stockholders Agreement”). The Amended Stockholders Agreement amends, replaces and supersedes the Stockholders Agreement dated June 1, 2018 entered into between Sibelco and the Company (“Original Agreement”).

The Original Agreement provided that the Board of Directors of the Company (“Board”) be composed of 13 directors (consisting of seven directors nominated by Sibelco, five directors nominated by Fairmount Santrol Holdings, Inc., a Delaware corporation (“Fairmount”), and our Chief Executive Officer).

The Amended Stockholders Agreement provides for a permanent reduction in the number of directors serving on the Board to 11 (such reduced Board consisting of six directors nominated by Sibelco, four directors nominated by Fairmount, and our Chief Executive Officer). The Amended Stockholders Agreement will be effective on September 1, 2019, simultaneously with the effective date of the appointment of our President and Chief Executive Officer and the retirement of one of our directors, as discussed in Item 5.02 of this Current Report on Form 8-K.

A copy of the Amended Stockholders Agreement is filed herewith as Exhibit 10.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President and Chief Executive Officer

On August 19, 2019, the Board appointed Richard A. Navarre to serve as our President and Chief Executive Officer, effective September 1, 2019. Mr. Navarre, 58, has served as our interim President and Chief Executive Officer and as principal executive officer since May 7, 2019. Mr. Navarre has served as Chairman of the Board since June 2018, and will continue to serve in that role. In conjunction with Mr. Navarre’s appointment, Matthew F. LeBaron has been appointed to serve as our Lead Independent Director, effective September 1, 2019.

Mr. Navarre has more than 35 years of diverse international business and finance experience, including 19 years with Peabody Energy Corporation, serving as its President, Chief Commercial Officer, Chief Financial Officer and Executive Vice President of Corporate Development.  He is currently a director of Natural Resource Partners LP (where he serves as a member of the audit committee and as chairman of the conflicts committee), Arch Coal (where he serves as the chair of the compensation committee and a member of the nominating and governance committee), and Civeo Corporation (where he is the Chairman of the Board and serves as a member of the nominating and governance committee).  Mr. Navarre is a certified public accountant and received his Bachelor of Science degree in Accounting from Southern Illinois University Carbondale.

In connection with his appointment as President and Chief Executive Officer, the Board approved the following compensation for Mr. Navarre: (i) an annualized base salary of $1,050,000; (ii) eligibility to participate in our short-term incentive plan effective January 1, 2020 with an annual target of 115% of base salary with a maximum potential of 230% of base salary; (iii) a one-time signing bonus of $267,000 payable on or before September 30, 2019; (iv) a cash bonus of $200,000 payable on or before September 30, 2019, which will be in lieu of the $300,000 success bonus contemplated in Section 4 of Mr. Navarre’s May 8, 2019 letter agreement; (v) a restricted stock unit award with a grant date fair value of $1,000,000 under our 2018 Omnibus Incentive Plan with the vesting schedule set at 66.6% on the second anniversary of the grant date and 33.4% on the third anniversary of the grant date; and (vi) eligibility to participate in our health benefits, insurance programs, pension and retirement plans, and other employee welfare benefits plans.  A copy of the letter agreement, including the form of restricted stock unit award agreement, between Mr. Navarre and us and establishing his compensation is filed herewith as Exhibit 10.2.

Retirement of Director

In addition, on August 19, 2019, Charles D. Fowler, 74, announced his intention to retire from the Board, effective August 31, 2019. As a result of Mr. Fowler’s retirement, the Board has appointed Jeffrey B. Scofield to replace Mr. Fowler on the Governance Committee.

Our press release announcing the appointment of Mr. Navarre and the retirement of Mr. Fowler is filed herewith as Exhibit 99.1.

Item 9.01Financial Statements and Exhibits

(d)	Exhibits. Exhibits denoted with an asterisk (*) are filed herewith. Exhibits denoted with a carat (^) are management contracts or compensatory plans or arrangements.

Exhibit No.	Description
10.1*	Amended and Restated Stockholders Agreement, dated as of August 19, 2019, by and among Covia Holdings Corporation, SCR-Sibelco NV and the other parties named therein.
10.2*^	Letter agreement with Richard A. Navarre dated August 19, 2019 and Form of Restricted Stock Unit Agreement for President and CEO for 2018 Omnibus Incentive Plan of Covia Holdings Corporation.
99.1*	Covia Holdings Corporation press release dated August 21, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

COVIA HOLDINGS CORPORATION

Date:	August 22, 2019	/s/ Andrew D. Eich
Andrew D. Eich
Executive Vice President and Chief Financial Officer